EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statements of Asure Software, Inc. on Form S-3 (File Nos. 333-182828 and 333-216075) and Form S-8 (File Nos. 333-175186 and 333-215097) of our report dated March 17, 2017, with respect to our audits of the special purpose carve-out financial statements of Corporate Payroll, Inc. – Payroll Division as of December 31, 2016 and 2015 and for the years then ended, which report is included in this Current Report on Form 8-K/A of Asure Software, Inc. as of March 20, 2017.

/s/ Marcum llp

Marcum llp
Irvine, California
March 20, 2017